Exhibit 99.1

Neuronetics Reports Second Quarter 2018 Financial and Operating Results

MALVERN, PA -- August 14, 2018 Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced its financial and operating results for the second quarter ended June 30, 2018.

•	Second quarter 2018 revenue of $13.3 million, an increase of 29% over the second quarter of 2017
•	Second quarter 2018 U.S. treatment session revenue of $8.9 million, an increase of 21% over the second quarter of 2017
•	Second quarter 2018 U.S. NeuroStar® Advanced Therapy revenue of $3.6 million, an increase of 42% over the second quarter of 2017

“We are very proud of our accomplishments during the second quarter of 2018, not only in terms of the growth in new NeuroStar Advanced Therapy Systems and treatment sessions, but also achieving other key milestones we established to attain our goals in 2018 and beyond,” said Chris Thatcher, President and Chief Executive Officer of Neuronetics. “Standard drug therapy for depression continues to fail for a significant portion of patients suffering with depression. In 2018, we will continue to focus on expanding NeuroStar to new providers while at the same time increasing system utilization within our existing practices to allow clinicians to provide a safe, effective non-drug TMS treatment to patients that have not had success with antidepressant drug therapy.”

	Revenues by Geography
	Three Months ended June 30,
	2018	2017
	Amount	Amount	% Change
	(in thousands, except percentages)
United States	$12,898	$10,225	26%
International	354	83	327%
Total revenues	$13,252	$10,308	29%

	United States Revenues by Product Category
	Three Months ended June 30,
	2018	2017
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$3,568	$2,510	42%
Treatment sessions	8,920	7,388	21%
Other	410	327	25%
Total United States revenues	$12,898	$10,225	26%

Second Quarter Financial and Operating Results

Total revenue for the second quarter of 2018 was $13.3 million, representing 29% growth over second quarter of 2017 revenue of $10.3 million. U.S. revenue for the second quarter of $12.9 million increased 26% over the second quarter of 2017 revenue of $10.2 million.

U.S. NeuroStar Advanced Therapy Revenue for the second quarter of 2018 was $3.6 million, an increase of 42% over second quarter 2017 revenue of $2.5 million. The increase in U.S. NeuroStar revenue was primarily a result of 44% higher unit volume driven by our ongoing sales force expansion and marketing initiatives offset by a 2% decline in average selling prices as compared to the prior year period. Included in the U.S. NeuroStar Advanced Therapy Revenue was a multi-unit order of $0.5 million.

As of June 30, 2018, the active unit installed base in the U.S. was 816. This represents an increase of 126 units over the active unit installed base as of June 30, 2017, and an increase of 35 units over the active installed base as of March 31, 2018.

U.S. Treatment Session revenue for the second quarter of 2018 was $8.9 million, an increase of 21% over second quarter of 2017 revenue of $7.4 million. The increase in U.S. Treatment Session revenue was primarily the result of a 25% increase in the number of treatment sessions performed. This increase was partially offset by a 4% decline in average selling price due to certain volume pricing discounts within our existing customer base.

Gross margin for the second quarter of 2018 was 75.5%, which was consistent to the second quarter of 2017 gross margin of 75.7%.

Operating expenses during the second quarter of 2018 were $15.2 million, an increase of $4.9 million compared to $10.4 million in the second quarter of 2017. The increase was primarily driven by sales force expansion, marketing initiatives, as well as additional general and administrative expenses incurred in preparation for our current status as a public company.

Net loss for the second quarter of 2018 was $7.5 million, or $30.60 per share, as compared to second quarter 2017 net loss of $2.9 million, or $16.58 per share. Weighted-average common shares outstanding for the three and six months ended June 30, 2018 does not include either 11.0 million shares of common stock issued upon the conversion of convertible preferred stock or 6.325 million shares of common stock issued upon the closing of our initial public offering, both of which occurred on July 2, 2018.

EBITDA for the second quarter of 2018 was $(6.3) million as compared to the second quarter of 2017 EBITDA of $(2.0) million. EBITDA includes $0.2 million of share-based compensation expense for the three months ended June 30, 2018 and 2017, respectively. EBITDA for the second quarter of 2018 also includes a $1.4 million charge for the revaluation of the Company’s convertible preferred stock warrant liability. Refer to the accompanying financial table for a reconciliation of EBITDA, which is a non-GAAP measure, to net loss.

Cash and cash equivalents were $14.5 million as of June 30, 2018. This compares to cash and cash equivalents of $20.4 million as of March 31, 2018. The cash balance as of June 30, 2018 does not include net proceeds (after underwriter and other company costs) from the closing of the Company’s initial public offering on July 2, 2018 of approximately $97.5 million.

Business Outlook

For the full year 2018, the Company expects to report revenue of between $50.0 and $51.5 million, representing 24% - 27% year-over-year growth, respectively.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on August 14, 2018 beginning at 8:30 a.m.  ET. Investors interested in listening to the conference call may do so by dialing (877) 472-8990 for domestic callers or +1 (629)-228-0778 for international callers, and referencing Conference ID: 4873699 approximately 10 minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at www.neuronetics.com.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood. The system is cleared by the United States Food and Drug Administration, or FDA.  NeuroStar Advanced TMS Therapy is indicated for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode. Additional information can be found at www.neuronetics.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release for the second quarter of 2018 regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year, including with respect to any specific projections provided; the Company’s expectations regarding growth opportunities and the build out of its NeuroStar Advanced Therapy System platform; expectations or beliefs regarding future events, potential markets or market size, and technological developments; and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Leanne Scott Brown

Vault Communications

610-455-2742

Lbrown@vaultcommunications.com

NEURONETICS, INC.

Statement of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2018	2017	2018	2017
Revenues	$13,252	$10,308	$23,404	$17,834
Cost of revenues	3,245	2,501	5,702	4,039
Gross Profit	10,007	7,807	17,702	13,795
Operating expenses:
Sales and marketing	9,835	6,400	17,944	12,706
General and administrative	3,078	1,837	5,714	3,479
Research and development	2,330	2,147	3,885	4,175
Total operating expenses	15,243	10,384	27,543	20,360
Loss from Operations	(5,236)	(2,577)	(9,841)	(6,565)
Other (income) expense:
Interest expense	900	711	1,821	1,261
Other expense (income), net	1,360	(420)	1,331	(444)
Net Loss	$(7,496)	$(2,868)	$(12,993)	$(7,382)

Net loss per share of common stock outstanding, basic and diluted	$(30.60)	$(16.58)	$(55.29)	$(43.42)
Weighted-average common shares outstanding, basic and diluted	245	173	235	170

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$14,544	$29,147
Accounts receivable, net	4,724	4,267
Inventory	2,441	2,468
Prepaid expenses and other current assets	4,292	1,123
Total current assets	26,001	37,005
Property and equipment, net	1,493	1,359
Other assets	851	574
Total Assets	$28,345	$38,938
Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$2,928	$2,513
Accrued expenses	7,731	7,511
Deferred revenue	1,686	1,970
Current portion of long-term debt	2,500	-
Total current liabilities	14,845	11,994
Long-term debt, net	27,497	29,556
Deferred revenue	2,124	2,275
Convertible preferred stock warrant liability	1,893	478
Deferred rent	121	151
Total Liabilities	46,480	44,454
Convertible preferred stock, $0.01 par value: 308,593 shares authorized, issuable in series; 304,958 shares issued and outstanding at June 30, 2018 and December 31, 2017; aggregate liquidation value of $108,324 at June 30, 2018	187,136	187,136
Stockholders' deficit:
Preferred stock, $0.01 par value: no shares authorized, issued or outstanding at June 30, 2018 and December 31, 2017	-	-
Common stock, $0.01 par value: 413,918 shares authorized; 257 and 231 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively
Additional paid-in capital	3	2
Accumulated deficit	4,665	4,292
Total Stockholder's Deficit	(209,939)	(196,946)
Total Liabilities, Convertible Preferred Stock and Stockholders' Deficit	(205,271)	(192,652)
	$28,345	$38,938

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Six Months ended June 30,
	2018	2017
Cash Flows from Operating Activities:
Net loss	$(12,993)	$(7,382)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	463	307
Share-based compensation	336	198
Non-cash interest expense	441	285
Change in fair value of convertible preferred stock warrant liability	1,415	(411)
Cost of rental units purchased by customers	79	54
Changes in certain assets and liabilities:
Accounts receivable, net	(457)	37
Inventory	(378)	(569)
Prepaid expenses and other assets	380	152
Accounts payable	(89)	(1,270)
Accrued expenses	(2,130)	(763)
Deferred revenue	(435)	(101)
Deferred rent	(29)	(18)
Net Cash Used in Operating Activities	(13,397)	(9,481)

Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(513)	(152)
Net Cash Used in Investing Activities	(513)	(152)

Cash Flows from Financing Activities:
Proceeds from issuance of Series G convertible preferred stock, net	-	14,825
Payments of initial public offering costs	(731)	-
Borrowings under credit facilities	-	5,000
Payments of debt issuance costs	-	(1,015)
Proceeds from exercises of stock options	38	16
Net Cash (Used in) Provided by Financing Activities	(693)	18,826

Net (Decrease) Increase in Cash and Cash Equivalents	(14,603)	9,193
Cash and Cash Equivalents, Beginning of Period	29,147	17,040
Cash and Cash Equivalents, End of Period	$14,544	$26,233

Non-GAAP Measures

EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be construed as a substitute for, or superior to, GAAP net loss.  However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business.  Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends.  The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended June 30,
	2018	2017
EBITDA Reconciliation	(in thousands)
Net Loss	$(7,496)	$(2,868)
Interest expense	900	711
Income taxes	-	-
Depreciation and amortization	324	142
EBITDA	$(6,272)	$(2,015)